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                                                                  Exhibit 3.6(b)

                            CERTIFICATE OF AMENDMENT

                                  OF BYLAWS OF

                            ALBERTA INVESTMENTS, INC.

     The undersigned, being the duly elected, qualified and acting Secretary of Alberta Investments, Inc., a Texas corporation, and the keeper of the minutes and records of said corporation, does hereby certify that the following is a true and correct copy of the amendments to the Bylaws of this corporation as adopted by a meeting of the Shareholders and Directors on April 17, 1985:

          RESOLVED, that a new section 3.15 of Article Three be added which will read as follows:

          "3.15. The Board of Directors may appoint any and all committees to consist of members of the Board of Directors, and the Board of Directors may delegate their powers and authority to any such committee limited only by the provisions of Article 2.36 of the Texas Business Corporation Act as it now exists or may be modified hereafter."

          FURTHER RESOLVED that Article 3.02 of the Bylaws of the corporation be, and it is hereby amended so that it will hereafter read as follows:

          "The authorized number of Directors of this corporation shall be eight
     (8). The Directors need not be shareholders of this corporation or residents of Texas. The number of Directors may be increased or decreased from time to time by amendment to these Bylaws, but no decrease shall have the effect of shortening the term of any incumbent Director. Any directorship to be filled by reason of an increase in the number of Directors shall be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose."

          FURTHER RESOLVED that Article 2.02 of the Bylaws of the corporation be, and it is hereby amended so that it will hereafter read as follows:

          "The annual meetings of the shareholders shall be held each year at anytime set by the Board of Directors within six (6) months following the closing of the corporation's fiscal year end."

          TO CERTIFY WHICH, witness my hand this 17th day of April, 1985.


                                        /s/ Christopher G. Sharp
                                        ----------------------------------------
                                        Christopher G. Sharp, Secretary